Exhibit 10.1
FIFTH AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 1, 2006, by and between RENAISSANCE LEARNING, INC., a Wisconsin corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2003, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 4.3 is hereby deleted in its entirety, and the following substituted therefore:
          “SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:
(a)	not later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include Auditor’s report;

(b)	not later than 45 days after and as of the end of each quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;

(c)	together with the financial statements submitted as per 4.3(a) and 4.3(b) above, a compliance certificate, signed by the controller or vice president of the Borrower, in the form of Exhibit A attached hereto, demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with the terms and conditions of the Credit Agreement, as amended from time to time;

(d)	from time to time such other information as Bank my reasonably request.”
     2. Section 4.9 (a) is hereby deleted in its entirety, and the following substituted therefore:
          “SECTION 4.9. (a) Total liabilities divided by Tangible Net Worth not greater than 2.00 to 1.0, measured as of the end of each fiscal quarter, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.”
     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
RENAISSANCE LEARNING, INC.		NATIONAL ASSOCIATION

By: Title:	/s/ Mary T. Minch Chief Financial Officer	By: Title:	/s/ Linda Backhaus Relationship Manager